EXHIBIT 4.2

SUPPLEMENTAL INDENTURE NO. 2

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of December 1, 2005, among Georgia-Pacific Corporation, a Georgia corporation (the “Company”), Fort James Corporation, a Virginia corporation and a wholly owned subsidiary of the Company (“Fort James”), Fort James Operating Company, a Virginia corporation and a wholly owned subsidiary of Fort James (“Fort James Operating Co.”, each of Fort James Operating Co. and Fort James, a “Guarantor” and, collectively, the “Guarantors”), and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of January 30, 2003, as supplemented by the Supplemental Indenture No. 1, dated as of December 31, 2003 (as supplemented, the “Indenture”), providing for the issuance of 8.875% Senior Notes due 2010 (the “Notes”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company and the Trustee may amend certain terms of the Indenture by entering into a supplemental indenture, with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, the Company has offered to purchase for cash any and all of the outstanding Notes (the “Offer”) and has solicited consents (the “Solicitation”) to certain amendments and waivers to the Indenture (the “Proposed Amendments”) pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement dated November 17, 2005 (as the same may be amended from time to time, the “Statement”);

WHEREAS, the Company has obtained the written consent to the Proposed Amendments to the Indenture from the Holders of at least a majority in aggregate principal amount of the outstanding Notes in order to effect the Proposed Amendments;

WHEREAS, the execution and delivery of this Second Supplemental Indenture have been duly authorized by the parties hereto, and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

NOW, THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

1. Amendments.

(1) The Indenture is hereby amended as follows:

(a) The Table of Contents of the Indenture is amended by (i) deleting the heading “Offer to Purchase by Application of Excess Proceeds” across from Section 3.09 and inserting in lieu thereof “[Intentionally Omitted]”; (ii) deleting the heading “Reports” across from Section 4.03 and inserting in lieu thereof “[Intentionally Omitted]”; (iii) deleting the heading “Compliance Certificate” across from Section 4.04 and inserting in lieu thereof “[Intentionally Omitted]”; (iv) deleting the heading “Taxes” across from Section 4.05 and inserting in lieu thereof “[Intentionally Omitted]”; (v) deleting the heading “Stay, Extension and Usury Laws” across from Section 4.06 and inserting in lieu thereof “[Intentionally Omitted]”; (vi) deleting the heading “Restricted Payments” across from Section 4.07 and inserting in lieu thereof “[Intentionally Omitted]”; (vii) deleting the heading “Dividend and Other Payment Restrictions Affecting Subsidiaries” across from Section 4.08 and inserting in lieu thereof “[Intentionally Omitted]”; (viii) deleting the heading “Incurrence of Indebtedness and Issuance of Preferred Stock” across from Section 4.09 and inserting in lieu thereof “[Intentionally Omitted]”; (ix) deleting the heading “Asset Sales” across from Section 4.10 and inserting in lieu thereof “[Intentionally Omitted]”; (x) deleting the heading “Transactions with Affiliates” across from Section 4.11 and inserting in lieu thereof “[Intentionally Omitted]”; (xi) deleting the heading “Liens” across from Section 4.12 and inserting in lieu thereof “[Intentionally Omitted]”; (xii) deleting the heading “Business Activities” across from Section 4.13 and inserting in lieu thereof “[Intentionally Omitted]”; (xiii) deleting the heading “Offer to Repurchase Upon Change of Control” across from Section 4.15 and inserting in lieu thereof “[Intentionally Omitted]”; (xiv) deleting the heading “Limitation on Sale and Leaseback Transactions” across from Section 4.16 and inserting in lieu thereof “[Intentionally Omitted]”; (xv) deleting the heading “Payments for Consent” across from Section 4.17 and inserting in lieu thereof “[Intentionally Omitted]”; (xvi) deleting the heading “Designation of Restricted and Unrestricted Subsidiaries” across from Section 4.18 and inserting in lieu thereof “[Intentionally Omitted]”; (xvii) deleting the heading “Changes in Covenants when Notes Rated Investment Grade” across from Section 4.19 and inserting in lieu thereof “[Intentionally Omitted]”; (xviii) deleting the heading “Revocation and Effect of Consents” across from Section 9.04 and inserting in lieu thereof “[Intentionally Omitted]”;

(b) Section 1.01 of the Indenture is amended by deleting the following definitions in their entirety: “Acquired Debt”; “Asset Sale”; “Attributable Debt”; “Borrowing Base”; “Change of Control”; “Consolidated Cash Flow”; “Consolidated Interest Expense”; “Consolidated Net Income”; “Consolidated Net Tangible Assets”; “Continuing Directors”; “Designated Amount”; “Excluded Assets”; “Existing Indebtedness”; “Fall Away Permitted Liens”; “Fixed Charges”; “Fixed Charge Coverage Ratio”; “Investments”; “Net Cash Payments”; “Net Income”; “Net Proceeds”; “Permitted Business”; “Permitted Investments”; “Permitted Liens”; “Permitted Refinancing Indebtedness”; “Principal Property”; “Replacement Assets”; “Restricted Investment”; “Sale and Leaseback Transaction”; “Total Assets”; “Weighted Average Life to Maturity”;

(c) Section 1.01 of the Indenture is amended by deleting the phrase “, except in the context of the definitions of “Change of Control” and “Continuing Directors,”“ from Clause (1) of the definition of “Board of Directors”;

(d) Section 1.01 of the Indenture is amended by adding the following after the definition of “Exchange Offer Registration Statement”:

““Fall Away Event” means any date following the date of this Indenture on which the Notes have an Investment Grade Rating from both Rating Agencies and no Default or Event of Default has occurred and is continuing.”

(e) Section 1.01 of the Indenture is amended by deleting Clause (1)(A) of the definition of “Permitted Spin-Off Transaction” and replacing it with “(A) [Intentionally Omitted]”;

(f) The definition “Unrestricted Subsidiary” in Section 1.01 of the Indenture is amended by deleting the phrase “and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof” in the first sentence of the second paragraph; by deleting the phrase “and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company shall be in default of Section 4.09” in the second sentence of the second paragraph; by deleting the phrase “(1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2)” in the third sentence of the second paragraph;

(g) Section 1.02 of the Indenture is amended by deleting from the table therein the references to the following definitions: “Affiliate Transaction”; Asset Sale Offer”; “Change of Control Offer”; “Change of Control Payment”; “Change of Control Payment Date”; “Excess Proceeds”; “Fall Away Event”; “Offer Amount”; “Offer Period”; “Payment Default”; “Permitted Debt”; “Purchase Date”; “Restricted Payments”;

(h) Section 3.09 of the Indenture is deleted in its entirety and replaced with “Section 3.09 [Intentionally Omitted],”;

(i) Sections 4.03 through 4.13 of the Indenture are deleted in their entirety and replaced with the following:

“Section 4.03	[Intentionally Omitted]
Section 4.04	[Intentionally Omitted]
Section 4.05	[Intentionally Omitted]
Section 4.06	[Intentionally Omitted]
Section 4.07	[Intentionally Omitted]
Section 4.08	[Intentionally Omitted]
Section 4.09	[Intentionally Omitted]
Section 4.10	[Intentionally Omitted]
Section 4.11	[Intentionally Omitted]
Section 4.12	[Intentionally Omitted]
Section 4.13	[Intentionally Omitted]”;

(j) Sections 4.15 through 4.19 of the Indenture are deleted in their entirety and replaced with the following:

“Section 4.15	[Intentionally Omitted]
Section 4.16	[Intentionally Omitted]
Section 4.17	[Intentionally Omitted]
Section 4.18	[Intentionally Omitted]
Section 4.19	[Intentionally Omitted]”;

(k) Clauses (a)(3), (a)(4) and (c) of Section 5.01 of the Indenture are deleted in their entirety and replaced with “(3) [Intentionally Omitted]”, “(4) [Intentionally Omitted]” and “(c) [Intentionally Omitted]”;

(l) Clauses (a)(3), (a)(5) and (a)(6) of Section 6.01 of the Indenture are deleted in their entirety and replaced with “(3) [Intentionally Omitted]”, “(5) [Intentionally Omitted]” and “(6) [Intentionally Omitted]”;

(m) Section 9.04 of the Indenture is deleted in its entirety and replaced with “Section 9.04 [Intentionally Omitted]”;

(n) Clause (b) of Section 10.04 of the Indenture is amended by deleting “: (1)” and by deleting “; and (2) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 4.10 hereof” in the first paragraph thereof;

(o) Section 10.05 of the Indenture is amended by deleting the phrase “, if the sale or other disposition complies with Sections 3.09 and 4.10 hereof” in clause (a)(1) thereof; and by deleting the phrase “, if the sale complies with Sections 3.09 and 4.10 hereof” in clause (a)(2) thereof;

(p) Clause (2) of Section 11.01 of the Indenture is deleted in its entirety and replaced with “(2) [Intentionally Omitted]”; and

(q) All references in the Indenture to a provision deleted pursuant to the amendments set forth in clauses (1)(h) through (1)(n) and clause (1)(p) of this Section 1 shall be deleted in their entirety from the Indenture with all necessary incidental changes to reflect such deletion also being made.

(2) The Notes are amended as follows:

(a) Section 7 of the Notes is amended by deleting it in its entirety and replacing it with “(7) [Intentionally Omitted]”; and

(b) Section 12 of the Notes is amended by deleting the text of clause (iii) in its entirety and renumbering the current clause (iv) as clause (iii) in the first sentence thereof; by deleting the text of clauses (v) and (vi) in their entirety and renumbering the current clause (vii) as clause (iv) in the first sentence thereof; by renumbering the current clause (viii) as clause (v) in the first sentence thereof; and by deleting the last sentence thereof.

2. Waiver. The obligation of the Company to make a Change of Control Offer upon the occurrence of any Change of Control resulting from the consummation of the Equity Tender Offer (as defined in the Statement) pursuant to Section 4.15 of the Indenture is hereby permanently and irrevocably waived and the omission by the Company to make such offer will not constitute a Default or an Event of Default under Section 6.01.

3. Effectiveness of Amendments to and Waiver of Indenture. This Second Supplemental Indenture will become effective upon the execution hereof; provided, however, that the amendments to the Indenture set forth in Section 1 hereof shall not become operative until the Notes validly tendered on or prior to the Initial Acceptance Cut-Off Date (as defined in the Statement) and not validly withdrawn are accepted for purchase concurrently with the consummation of the Merger.

4. Ratification of Indenture; Second Supplemental Indentures Part of Indenture. Except as expressly amended and waived hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. Effect of Headings; Definition of Terms. The Section headings herein are for convenience only and shall not affect the construction hereof. Capitalized terms used herein but not defined shall have the meaning given such terms in the Indenture.

8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals and statements contained herein.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

GEORGIA-PACIFIC CORPORATION

By:	/s/ Tyler L. Woolson
Name:	Tyler L. Woolson
Title:	Senior Vice President – Finance and Strategy and Treasurer

By:	/s/ William C. Smith III
Name:	William C. Smith III
Title:	Secretary

FORT JAMES CORPORATION

By:	/s/ Tyler L. Woolson
Name:	Tyler L. Woolson
Title:	Senior Vice President – Finance and Strategy and Treasurer

By:	/s/ William C. Smith III
Name:	William C. Smith III
Title:	Secretary

FORT JAMES OPERATING COMPANY

By:	/s/ Tyler L. Woolson
Name:	Tyler L. Woolson
Title:	Senior Vice President – Finance and Strategy and Treasurer

By:	/s/ William C. Smith III
Name:	William C. Smith III
Title:	Secretary

THE BANK OF NEW YORK

By:	/s/ Mary LaGumina
Name:	Mary LaGumina
Title:	Vice President